Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 5, 2010, relating to the 2008 and 2009 consolidated financial statements of Oncothyreon Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Oncothyreon Inc. for the year ended December 31, 2010.
/s/ Deloitte & Touche LLP
Seattle, Washington
March 14, 2011